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EXHIBIT 11.1

TELKOM SA LIMITED BUSINESS CODE OF ETHICS

TABLE OF CONTENTS

1.	SCOPE	3
2.	REFERENCE DOCUMENTATION	3
3.	DEFINITIONS	3
4.	DEALING WITH CUSTOMERS	4
4.1	Customers	4
4.2	Privacy of customer communications	4
4.3	Dress Code	5
5.	MATTERS REGARDING EMPLOYEES	5
5.1	Respect for the individual	5
5.2	Safe working environment	5
5.3	Substance abuse	6
5.4	Conflict of Interest	6
5.5	Business courtesies, gifts, invitations and favours	7
5.6	Employees required to testify or produce evidence in court	7
5.7	Fraudulent or unlawful conduct	8
5.8	Improper Conduct	8
5.9	Patent rights	9
6.	MATTERS REGARDING SUPPLIERS	10
6.1	Selection of suppliers	10
6.2	Marketing of products on Telkom premises	10
7.	MATTERS REGARDING COMPETITORS	10
7.1	Competitors	10
7.2	Competition laws	10
7.3	Information about competitors	11
8.	DEALING WITH THE PUBLIC, MEDIA, GOVERNMENT AND THE REGULATOR	11
9.	DEALING WITH TELKOM SHAREHOLDERS AND DEALING IN TELKOM SHARES	11
10.	DEALING WITH THE COMMUNITY	12
10.1	Community activities	12
10.2	Involvement in political activities	13
11.	DEALING WITH COMPANY ASSETS	13
11.1	Company funds and property	13
11.2	Dealing with Proprietary information	13
11.3	Company records	15
11.4	Security devices to safeguard Assets	15
11.5	Copyright	15
12.	RESPONSIBILITIES REGARDING THE BUSINESS CODE OF ETHICS	16
12.1	Responsibilities of Management	16
12.2	Responsibilities of all employees	16
13.	COMPLIANCE	16
14.	PROCESS	17

BUSINESS CODE OF ETHICS

1.     SCOPE

  a.
  The purpose of the Business Code of Ethics is to support Telkom's vision and values by informing employees of acceptable and unacceptable conduct and or behaviour. It seeks to embody the spirit of our conduct and behaviour in terms of fairness, respect and ethical standards, and to ensure that the integrity of Telkom is not compromised in any way.

  b.
  Each and every employee is expected to apply sound judgement in deciding on the most ethical means of dealing with any given situation involving customers, competitors, suppliers, the public, fellow employees and Company matters in general. Personal ethics establish credibility and true leadership. Whenever an employee is faced with an ethical dilemma, he/she should seek advice from his/her line manager.

  c.
  The Company is obliged to take appropriate disciplinary action where an employee's conduct is regarded as unacceptable according to Company norms, policies and procedures. Therefore, violation of any part of the Business Code of Ethics could result in disciplinary action, up to and including dismissal and civil prosecution.

2.     REFERENCE DOCUMENTATION

  a.
  PO-HR2000: Insider Trading Policy

  b.
  PO-HR1001: Telkom Conditional share Plan Allocation Policy

  c.
  PO-HR1002: Acceptance of Directorships

  d.
  PO-HR1003: Work Outside the Scope of Telkom Duties; and

  e.
  All other Company policies, procedures and applicable laws as amended from time to time.

3.     DEFINITIONS

  a.
  Assets: means any moveable, immovable or incorporeal thing, or any right and entitlement in a personal or any other legal right.

  b.
  Business courtesy: means a favour from a person or any other juristic entity regardless of whether a business relationship exists between Telkom and that person or juristic entity to a Telkom employee. A Business courtesy is inter alia an intangible benefit, such as free meals, drinks, entertainment hospitality, recreation, transportation, discounts, vacation and recreation, accommodation, use of a donor's time or discount on any goods or service for personal use at a rate that is not available to the general public.

  c.
  Business Code of Ethics: means a set of rules aimed at governing the conduct and relations of a certain group of people that have a collective interest in respect of their employment environment.

  d.
  Conflict of interest: means where employees have a personal interest that could be seen to have the potential to interfere with their objectivity in performing their duties or exercising their judgement on behalf of Telkom.

  e.
  Company: means Telkom SA Limited.

  f.
  Competitors: means any persons or entities, which renders the same or very similar services or supplies the same or similar products in any one or a number of business environments. Business partners could be competitors that partner with Telkom in certain situations under various partnership agreements.

  g.
  Competitor-customer: means any competitor who is also a customer of the Company.

  h.
  Customers: means persons (internally or externally) or entities to which Telkom provides a service or product.

  i.
  Ethics: means standards of conduct, which indicate how to behave, based on moral duties and virtues arising from principles about right and wrong.

  j.
  Gift: means any item, benefit or other tangible thing received worth more than R 300, including money.

  k.
  Material interest: means:

  i.
  Ownership of any shares in a private Company.

  ii.
  Ownership of shares in a public Company that is greater than 2% of market capitalisation and /or whose market value is greater than 5% of your annual remuneration.

  iii.
  Directorship in any private/public Company.

  l.
  Proprietary information: means information held by a person or entity concerning business processes, sales forecasts, customer lists or potential customer information etc, which is regarded as being confidential in nature and belongs to and is owned by the Company.

  m.
  Premises: means any and all buildings, structures, vehicles etc. that are in any form owned or used by Telkom.

  n.
  Family members: means an employee's spouse/life partner, children, adopted children, own parents, adoptive parents, parents-in-law, parents of life partners, grandparents, grandchildren and siblings.

  o.
  Suppliers: means persons or entities that provide products or render services of any nature to Telkom.

4.     DEALING WITH CUSTOMERS

4.1   Customers

  a.
  Telkom recognises that integrity and customer satisfaction are inextricably intertwined. It is therefore imperative that information provided to customers is clear, factual, correct and timeous. Commitments made to customers must at all times be honoured. If commitments cannot be honoured, feedback must be given to the customer within agreed-upon timeframes or organisational guidelines.

  b.
  Always treat customers and competitors with fairness and respect.

  c.
  Even if provoked do not belittle, laugh at, mock, ridicule, sneer at or criticise competitors, customers or Telkom.

  d.
  Business success is achieved by vigorous and independent competitive efforts.

4.2   Privacy of customer communications

  a.
  Privacy of customer communication is fundamental to Telkom's integrity.

  b.
  Except when compelled by law, or in the normal course of performing repair, isolation of problem, installation or preventative maintenance, Telkom does not:-

  i.
  Disclose customer information or the location of equipment, circuits, trunks or cables to any unauthorised persons;

    ii.
    Interfere with or intercept any voice, video, data, fax or any other communication transmission;

    iii.
    Listen to or repeat customers' conversations or communications, or permit either to be monitored or recorded, or allow access to any communication transmitted by Telkom; or

    iv.
    Install or permit anyone to install any device that enables someone to listen to, observe or determine that a communication has occurred.

4.3   Dress Code

  a.
  Employees must ensure that when they have direct contact with customers they do not dress in such a manner or wear clothing that may offend the customer.

  b.
  Managing/Group Executives may determine a more specific dress code, which will apply in their service organisations.

5.     MATTERS REGARDING EMPLOYEES

5.1   Respect for the individual

  a.
  Mutual understanding is built on respect for the individual's rights, dignity, aspirations and interests. We therefore treat each other with respect and dignity, whilst valuing diversity. Telkom is committed to the provision of a work environment that is free from discrimination based on race, colour, religion, nationality, gender, disability, marital status, sex, pregnancy, ethnic or social origin, birth, age, colour, sexual orientation or any other unlawful factor. This means that we comply with applicable human rights legislation and do not permit conduct that creates an intimidating or offensive work environment. Such conduct includes, but is not limited to racist, sexist or ethnic comments, statements, material, jokes, harassment or being in possession of or reading/viewing pornographic literature, photographs or material. Such conduct may result in disciplinary action, up to and including dismissal.

  b.
  Telkom prohibits all forms of sexual harassment. All employees are responsible for assuring that the workplace is free from sexual harassment. Such conduct may result in disciplinary action, up to and including dismissal.

  c.
  Telkom places a high premium on the privacy of the individual. We are therefore committed to keeping personal information regarding our employees truly confidential. Access to and knowledge of employee records will be limited to people in the Company who need the information for legitimate business or legal purposes.

5.2   Safe working environment

  a.
  Telkom is totally committed to making the work environment safe and healthy for all its employees, customers, contractors and suppliers. To this end, the Company strives to comply with all applicable legislation relating to occupational health and safety as well as environmental management and conservation.

  b.
  Telkom is deeply concerned with the safety of its employees. Physical violence or any perceived threat of violence must be dealt with severely. Any employee who has any knowledge of prohibited conduct or has concerns regarding his/her safety or the safety of a colleague, customer or supplier must immediately report these concerns to a line manager. The line manager must then take appropriate action.

  c.
  Employees carrying firearms are at all times fully responsible and accountable for their firearms, and must declare all private firearms at Security. The carrying and safeguarding of firearms must always be strictly in accordance with the stipulations of the Arms and Ammunition Act and Company policy. The unauthorised possession of any weapon or implement that might be used as a weapon, including but not limited to a firearm, knife or explosives is strictly prohibited on Company premises, in Company vehicles or while conducting Company business.

5.3   Substance abuse

  a.
  Telkom is committed to a drug-free workplace. The misuse of illegal drugs or alcohol while on Company premises or while conducting Company business is prohibited. Telkom specifically prohibits the use, possession, distribution or sale of drugs on its premises, in its vehicles and while conducting Company business. Furthermore, no employee may conduct Telkom business while under the influence of drugs or alcohol. Any transgressions in this regard shall be dealt with in accordance with the disciplinary process.

5.4   Conflict of Interest

  a.
  It is an employee's duty to act in the exclusive interest of the Company and not for personal gain. Conflict of interest may arise from certain activities that employees engage in as private individuals. Telkom requires of employees to never allow business dealings on behalf of Telkom to be influenced—or even appear to be influenced—by personal or family interests.

  b.
  Employees may not enter into any business relationships with competitors, own a competing business or offer trading assistance (the provision of specialised and or confidential information that the employee has by virtue of his/her employment with Telkom) to any person or body outside Telkom, including family or friends.

  c.
  Employees may not have a material interest (financial or otherwise) in a supplier, competitor or in any organisation that could cause a conflict of interest. Non-public information about Telkom or any other Company may not be used for an employee's own benefit or disclosed to anyone outside the Company. No employee may under any circumstances whatsoever procure a personal loan from a competitor or supplier, except if said supplier is a commercial bank or registered financial institution.

  d.
  Employees are required to declare in writing to their line manager whether they, or a family member have a direct or indirect material interest in an undertaking that either competes with Telkom, or renders services or supplies products to Telkom. Employees are responsible for declaring, in writing, any changes in circumstances to their line manager.

  e.
  A conflict of interest can be encountered where an employee works for monetary gain for another or himself, in addition to his Telkom responsibilities. Employees may not engage in any activity or perform any work outside their scope of activities in Telkom (a second job) where this creates a conflict of interest. This includes directorships on boards, consultancy, etc.

  f.
  Employees may not perform such outside work without up front written permission from Telkom Management, nor may they solicit business while on Telkom premises or in Telkom time, nor may Telkom equipment, materials, resources or proprietary information be used for any outside work. Telkom Management may withdraw such permission at any time.

  g.
  To avoid conflict of company interest or impair the employee's ability to render productive service to Telkom, no employee will undertake outside formal employment without direct written permission of Telkom Management at the minimum level of a Managing/Group Executive, and in the case of a Managing/Group Executive from the CEO/COO.

  h.
  Should a Telkom employee's family member, be a competitor or supplier that poses opposition to Telkom in so far as the marketing of telecommunication services or products is concerned, the best course of action is for the employee to review the situation with management, with a view to resolving any conflict that may arise.

  i.
  Should a Telkom employee's family member own or be employed by a service provider or supplier, and the employee has direct dealings with the service provider or supplier, management should be informed immediately in writing, with a view to resolving any conflict that may arise.

  j.
  Employees should comply with all applicable laws regulating persons who simultaneously act as officers or directors of competing corporations.

5.5   Business courtesies, gifts, invitations and favours

  a.
  Individual or group invitations to local or international sporting events, the theatre, year-end functions or any similar functions, which are extended to employees as a courtesy during the normal course of business by existing customers or suppliers, may not be accepted without approval at Managing/Group Executive level. Any employee involved in decision-making during the procurement process may not accept invitations of any nature.

  b.
  Acceptance of a meal, refreshments, or other minor hospitality in the normal course of business relations is ordinarily not considered as being capable of influencing actions or as giving the appearance of being capable of influencing actions and, as such, is permitted as a courtesy. When practical, the courtesy should however be reciprocated.

  c.
  Employees may never accept money from a customer or supplier. A gift or business courtesy that is valued at more than R300 may also not be accepted under any circumstances. The offering/giving of gifts should be discouraged.

  d.
  Gifts or business courtesies, which by themselves are valued at not more than R300, but by virtue of the frequency with which they are offered cumulate to in excess of R300 over a six-month period, must be declined.

  e.
  Any personal favours that are offered to an employee or a family member, which could be construed as influencing an employee's business decisions, must be declined.

  f.
  Where gifts are delivered to an employee, he/she must return such gifts to the donor with an appropriate explanation of the Company policy in this regard. Should the goods be perishables, they should be donated to charity and the appropriate explanation on Company policy as well as the action taken, communicated to the donor.

  g.
  Where, for reasons of cultural sensitivity, it is considered inappropriate to return gifts, such items should be donated to charity and the donor diplomatically advised of the action taken and the reasons for such action.

  h.
  All gifts, meals, refreshments, or other hospitality offered to an employee—irrespective of whether it is accepted or declined—must be declared in the Gift Register that is maintained by the employee's immediate line manager.

  i.
  The above provisions apply to all employees at all times, even if the employee is on leave at the time the offer is made.

5.6   Employees required to testify or produce evidence in court

  a.
  Employees who are requested to consult with any third party with a view to providing the third party with Telkom-related evidence or information must refer such a request to their line manager. The line manager must then consult with Legal Services or, in the case of labour-related matters, the local Employee Relations Manager.

  b.
  Employees who are subpoenaed to give evidence in court in any legal proceedings (e.g. the High Court, Magistrates Court, CCMA or legal proceeding etc. regarding any matter involving and/or related to Telkom's business operations, should refer the matter to their line manager. The line manager must then consult with Legal Services or, in the case of labour-related matters, the local Employee Relations Manager. Any employee who is not properly mandated to represent Telkom in any legal proceedings, and who testifies or provides information on evidence without first referring the matter to his/her line manager, and without consulting with Legal Services/Employee Relations, will be subjected to disciplinary action, up to and including dismissal.

5.7   Fraudulent or unlawful conduct

  a.
  Any suspected fraudulent or unlawful conduct affecting the Company must be reported promptly to the appropriate division in the Company. The line manager must consult with Legal Services or, in the case of labour-related matters, the local Employee Relations Manager.

  b.
  Fraudulent or unlawful conduct committed whilst on or off duty may be grounds for disciplinary action up to and including dismissal and civil/criminal prosecution.

  c.
  Obey the law—the Policy contemplates compliance with the law. The law serves as the minimum threshold against which we assess our behaviour. Any policy, process or guideline is a statement of Company position and may impose requirements beyond those required by the law.

  d.
  Ignorance of the law is no excuse.

5.8   Improper Conduct

  a.
  We must at all times avoid improper conduct. In judicial and administrative proceedings, the things we do, the things we say, and the words we write on a day-to-day basis will determine the way we are perceived by the people who judge and regulate our conduct. For the most part, avoiding the appearance of improper conduct is a matter of common sense. These Guidelines include reminders to heighten your awareness.

  b.
  Do not initiate unnecessary contacts with competitors.

  c.
  Do not propose to anybody, even as a hypothetical possibility, any plan, strategy, tactic, action, or course of conduct that you believe may be unlawful or harmful to the Company.

  d.
  Do not speculate about or pass judgement on the legality of business practices for which you are not personally responsible or about which you have incomplete or inaccurate information.

  e.
  If you find yourself in a compromising situation that might be interpreted as participation in non-competitive or otherwise illegal activities, you should:

  iv.
  immediately and conspicuously indicate your disapproval,

  v.
  refuse to participate further in the activities pending consultation with Legal Services,

  vi.
  leave the meeting or otherwise terminate the discussion, and

  vii.
  notify Legal Services immediately.

5.9   Patent rights

  a.
  If an employee at any time during his employ in Telkom makes an invention or discovery that is related to a product or service of the Company, it will be regarded as the exclusive property of Telkom, irrespective of whether it has been developed during or outside working hours.

  b.
  The employee concerned should immediately inform the Company of such invention or discovery, furnish full particulars thereof and make available relative documentation and models. He must also, on request of Telkom and at Company expense, do everything necessary and sign all documentation that may be required to transfer all his rights in respect of the invention or discovery to the Company and to obtain all patents or rights in the Republic of South Africa or any other country as required by Telkom at its own discretion.

  c.
  However, the possibility may also be investigated of Telkom taking the initiative to obtain joint patent rights with the inventor at Company expense, in which case an agreement must be concluded regarding the division of profits.

  d.
  If the invention or discovery is not related to a product or service of the Company, the employee may obtain patent rights at his own expense. He may be permitted to retain the profits that may accrue to him from that source, after he has a signed agreement from his line manager authorising this.

6.     MATTERS REGARDING SUPPLIERS

6.1   Selection of suppliers

  a.
  Telkom is committed to the principle of honest and transparent dealing with suppliers. All business relationships between Telkom and its suppliers will be conducted in accordance with the guidelines based on internationally accepted standards and ethical business conduct. Telkom is committed to the highest standards of integrity and any employee transgressing the principles embodied in the Business Code of Ethics will be subjected to disciplinary action, up to and including dismissal.

  b.
  Selection of suppliers will be done on a level playing field by applying fair, legally sound, equitable, consistent and transparent procurement processes, and in accordance with the policies, processes and procedures as well as work instructions that regulate the selection of suppliers.

  c.
  In dealing with suppliers, our focus must always be on maintaining or improving our own efficiency, reducing and minimising our costs, and improving the quality of our products and services.

  d.
  No verbal or written commitments can be made to any supplier for equipment, material or services without working through Telkom's Procurement Services organisation.

  e.
  The Company's Delegation of Authority must be strictly adhered to at all times.

6.2   Marketing of products on Telkom premises

  a.
  For security, operational and practical reasons, representatives of outside organisations, members of the public as well as Telkom employees, may under no circumstances be allowed to market or sell non-Telkom products—including but not limited to insurance policies, housing loan schemes, funeral benefits schemes, medical aid schemes or merchandise—on Telkom premises.

7.     MATTERS REGARDING COMPETITORS

7.1   Competitors

  a.
  It is inevitable that Telkom employees and Telkom competitors or potential competitors, will meet, talk and attend the same business meetings from time to time. In all contacts with competitors it is imperative that employees avoid discussing matters such as pricing policy, terms and conditions, costs, product plans, market surveys or studies, business plans or any other proprietary or Company confidential information.

7.2   Competition laws

  a.
  It is Telkom's policy to comply fully with competition laws, not only in South Africa, but also internationally. Telkom prohibits the following actions:

  i.
  Making agreements or reaching an understanding with competitors to set minimum or maximum prices or any term of sale affecting price; to allocate customers, products, services or territories; or to set the supply or production levels for any product or service.

  ii.
  Making agreements or reaching an understanding with competitors not to deal with any customer, supplier or competitor or any group of customers, suppliers or competitors.

  iii.
  Dictating the resale prices of Telkom products or services offered by independent distributors or other resellers.

  b.
  In addition to adhering to the guidelines contained in the Business Code of Ethics, employees must at all times be sensitive to the possibility of legal concerns under competition laws, and must raise any such concerns with their line manager.

7.3   Information about competitors

  a.
  Gathering information about competitors is a legitimate business activity, provided it is done legally and ethically. It broadens our knowledge of the marketplace in which we operate and helps us understand and meet customer needs.

  b.
  However, proprietary information about competitors should never be obtained—directly or indirectly—by improper means such as misappropriation of confidential information, bribing a competitor's employee or misrepresenting the fact that you are a Telkom employee. There are also other ways in which competitive information could come to your attention, such as when you are attending trade shows or meetings with competitors. In such cases, employees should not engage in any discussions with competitors about pricing, profit margins or costs, bids, terms or conditions of sale, sales territories, market share, distribution practices or other competitive information.

  c.
  Obtaining proprietary information about competitors through improper means could have serious repercussions for the Company, such as negative publicity or damaged customer relationships. It could also subject Telkom and the employees involved to substantial monetary damages and criminal penalties, and expose employees to disciplinary action.

  d.
  The inappropriate use of information acquired in the course of providing services to competing service providers/operators is prohibited. This includes making such information available to other competitors for personal gain and/or using the information to solicit business from customers of the relevant service providers/operators.

8.     DEALING WITH THE PUBLIC, MEDIA, GOVERNMENT AND THE REGULATOR

  a.
  Consult the regulatory and Public policy Service Organisation and/or the Legal Department before proposing or giving serious consideration to the Company's joining or participating in the formation of any trade association, standards-setting body, or other industry organisation or forum.

  b.
  Contact and co-operation with the public, media, government and the Telecommunications regulator is extremely important to the Company. It is therefore necessary that we handle these relationships in a professional manner.

  c.
  The Group Executive: Corporate Communication is responsible for handling public and media matters in the Company. No employee is permitted to deal directly with the media without consultation with, or the support of, the Corporate Communication division.

  d.
  Employees who are approached by members of the media should immediately refer them to Corporate Communication.

  e.
  The Group Executive: Regulatory and Public Policy is responsible for handling regulatory and government policy matters for the Company. No employee should approach government and/or the regulator without the sanction of the Regulatory and Public Policy division.

9.     DEALING WITH TELKOM SHAREHOLDERS AND DEALING IN TELKOM SHARES

  a.
  Contact and co-operation with Telkom shareholders is extremely important to the Company. It is therefore necessary that we handle this relationship in a professional manner.

  b.
  Employees, who are approached by Telkom shareholders or prospective shareholders, should immediately refer them to Investor Relations.

  c.
  As a listed Company, the regulations of the JSE Securities Exchange and the New York Stock Exchange apply.

  d.
  These regulations and Telkom's policies on compliance will evolve and be incorporated in this Code as and when approved by the Board.

  e.
  One such set of regulations involves Insider Trading, the term used to describe the dealing in Telkom shares, or causing another person to deal while in possession of material, non-public information. This is prohibited under South African and United States Securities laws.

  f.
  To understand this policy, we need to define the terms:

  i.
  An 'insider' can be defined as someone who has access to or is in possession of material information that has not yet been made public.

  ii.
  'Material information' is information that could be considered important to an investor in making a decision to buy, hold, sell or otherwise deal in shares; or that could have an affect on a company's share price. Examples include financial results and trends, projections of earnings or losses, labour disputes, changes in top management, or significant pricing changes—to name but a few.

  iii.
  'Insider trading' refers to someone who uses non-public, material information to trade in shares, or to persuade a third party to buy or sell shares, giving them an unfair advantage in the market.

  iv.
  'Non-public information' is information that has not been disclosed to the public, that is, information that is not yet in the public domain. Material non-public information is referred to as "inside information'.

  g.
  No 'insider may deal (or encourage anyone also to deal) in Telkom shares, from the date that he or she possesses material non-public information to the day following disclosure of the information, or until the information is no longer material.

  h.
  Apart from such trading being a criminal offence and subject to SA and US law, employees who violate the Insider Trading Policy will also be subject to disciplinary action by Telkom, including exclusion from share schemes up to termination of employment.

  i.
  Certain levels and functions in Telkom are required to sign specific compliance agreements. These functions include Directors, Officers, Group and Managing Executives and their (specified) relatives. All other employees are bound by this Code to observing the Insider Trading Policy.

10.   DEALING WITH THE COMMUNITY

10.1 Community activities

  a.
  Telkom encourages its employees to participate in community activities in their own time. Employees should however ensure that no conflict of interest—be it actual or potential—exists between their employment with Telkom and their duties in community affairs, whether elective or appointed, paid or voluntary. For example, sometimes employees who perform public service or hold an elected or appointed position are called upon to make decisions that might affect Telkom. Any employee who finds himself in a situation like this must abstain from the vote.

10.2 Involvement in political activities

  a.
  The Company acknowledges the rights of all employees to participate in the political process. However, employees are prohibited from using either their positions with Telkom or Company assets to try to influence the personal decisions of others to contribute to or otherwise support a political party or candidate.

  b.
  Telkom employees who participate in politics do so as private citizens, not as Company employees. Therefore it is the policy of the Company not to make contributions of resources such as money, goods or services to political candidates or parties.

  c.
  If an employee is elected to a political position which requires him to be absent from work to attend meetings, run for political office, or to launch a campaign for that purpose, or if an employee is required to undertake any other political activity during normal working hours, such absences will be regarded as leave without pay. Alternatively, employees may take vacation leave to cover absences in this regard. Prior approval for absences of this nature must be obtained.

  d.
  An employee who is elected to a political position, which will require his full-time attention or a large portion of his time that will result in his Company duties being neglected or affected, will have to make a choice between his continued employment in the Company and his new responsibilities in the political/provincial/municipal arena.

11.   DEALING WITH COMPANY ASSETS

11.1 Company funds and property

  a.
  We are all responsible for safeguarding and making proper and efficient use of Company funds and property. Company funds and property include but are not limited to Company time, cash, cheques, drafts, land, buildings, records, vehicles, equipment, including fax machines, copiers, telephones, computer hardware and software, scrap and obsolete items and all other items belonging to the Company. Always conduct Telkom's business judiciously.

  b.
  Any employee who wilfully/maliciously or negligently damages the Telkom network will be subject to disciplinary action up to and including dismissal and/or civil/criminal prosecution.

11.2 Dealing with Proprietary information

  a.
  Proprietary information is information or knowledge that Telkom does not want to be disclosed to outsiders, except as required by law, because the disclosure of such information could disadvantage Telkom's competitiveness or harm its financial well being. When a legitimate business need arises to disclose proprietary information outside Telkom, a non-disclosure agreement should be considered. Legal Services should be approached for assistance in this regard.

  b.
  Company documents should not include any material that can be interpreted or characterised as suggesting that the Company is planning or even considering any course of conduct that is exclusionary, predatory, anticompetitive, contrary to law, or otherwise contrary to the Company's commitment to ethical, and lawful competition. This rule applies not only to formal documents such as letters, memos, and reports but also to other less formal documents such as notes and e-mail messages. Because many common words and business terms (e.g., "market", "market share", "barriers" and "barriers to entry", leverage", "monopoly" and "dominant") have special legal significance in anti competitive and regulatory contexts, all employees who create documents should use such words with great care. In the event of any doubt in this regard, consult Legal Services.

  c.
  Proprietary information includes but is not limited to information about:

  v.
  Telkom's business, financial, marketing and service plans;

  vi.
  Research and development activities and results, inventions and patent applications;

  vii.
  Customer and employee records;

  viii.
  Network and infrastructure;

  ix.
  Telkom technology;

  x.
  Confidential manufacturing and service processes or know-how;

  xi.
  Non-public information about products or services;

  xii.
  Any other confidential information. In the absence of a clear rule, assume that information received from internal sources as well as competitors and customers is to be held in confidence.

  xiii.
  Share buy-back or trading in blocks;

  xiv.
  Any other matter that will materially affect the listed Telkom share, including acquisitions, disposals and mergers.

  d.
  During an employee's term of employment in Telkom and even after, each and every employee is responsible for ensuring that proprietary information is protected from theft, unauthorised disclosure or inappropriate use, and for compliance with security procedures for computer systems. Employees are urged to use common sense to prevent the inadvertent disclosure of proprietary information when answering questions from outsiders or using internal information systems. Guard against being overheard when discussing proprietary information in public places such as restaurants, aeroplanes, elevators, etc. and when using portable telecommunication devices. In addition, do not discuss Telkom proprietary information with family or friends.

  e.
  As a result of its listing, Telkom is obliged to comply with confidentiality and non-disclosure provisions of the Insider Trading Act, and the regulations of the JSE and NYSE.

  f.
  Disclosure of material information about Telkom, which is not in the public domain, is likely to be considered as Insider Information and treated with caution (see the clauses under 9: Dealing with Telkom Shareholders and Dealing in Telkom Shares).

  g.
  Telkom is committed to fair disclosure of material information to all its stakeholders, while avoiding selective disclosure.

  h.
  Telkom will communicate with the investment community and its shareholders through the CEO, the CFO and the Executive: Investor Relations.

  i.
  No employee is authorised to communicate business material, non-public, or financial information about the Company without authorisation from Investor Relations or without a confidentiality agreement approved in advance by Legal Services. Material information can include, but not be limited to:

  i.
  Financial news

  ii.
  Business and product news

  iii.
  Management news

  iv.
  Labour news

    v.
    Litigation claims

    vi.
    Shareholding changes

  j.
  All media interviews are to be managed or coordinated by Corporate Communications in accordance with the media policy.

  k.
  All presentations, web casts or investor related conference calls will be accessible on Telkom's website or will otherwise be made publicly available through press releases, SENS and SEC filings (for the JSE and NYSE respectively)

  l.
  On 15 April and 15 October, Telkom will enter a 'quiet period', which will last until the annual, and interim results, respectively, have been released. During these times, Telkom will not communicate current business or financial performance, except as required by law.

11.3 Company records

  a.
  Company records include customer, employee and payroll records, vouchers, bills, time sheets, measurement, performance and production records and other essential documentation.

  b.
  Accurate and complete records are critical in meeting Telkom's financial, legal and managerial obligations as well as in fulfilling our obligations to customers, suppliers, employees and other stakeholders. Records should be retained according to legal requirements and Telkom's file retention system. Disclose records only when authorised by the Company or in response to legal requirements. Any employee who wilfully manipulates customer fault cause and clears codes or damages the integrity of network records contained in the Telkom Inventory Systems and or operational support system, will be subject to disciplinary action, up to and including dismissal and or civil/criminal prosecution. Without detracting from the generality of the aforegoing, employees may furthermore not manipulate company records contrary to company policy and procedures and beyond the employee's delegated authority in a manner, which adversely affects the company or unduly benefits the employee or any other third party.

11.4 Security devices to safeguard Assets

  a.
  Where security devices such as gear locks, safes, tracking systems, alarm systems, etc. have been provided to protect Company assets—be it money, movable/immovable property, proprietary information or Company records—such equipment must be used at all times.

11.5 Copyright

  a.
  Copyright laws protect the original expression in, among other things, written materials, works of art and music and prohibit its unauthorised duplication, distribution, display and performance. One may not reproduce, distribute or alter copyrighted materials from literature, computer software, or play visual or audio recordings thereof without the permission of the copyright owners or their authorised agents.

  b.
  Computer software used in connection with Telkom business must be properly licensed and used only in accordance with that license. Using unlicensed software could constitute copyright infringements.

  c.
  Violations or suspected violations of computer security measures, controls or software/licensing agreements should be reported to Information Technology Services.

12.   RESPONSIBILITIES REGARDING THE BUSINESS CODE OF ETHICS

12.1 Responsibilities of Management

        Management has the following responsibilities with regard to the administration of the Business Code of Ethics:

  a.
  Ensuring that all employees under their control receive and sign an acknowledgement of receipt of a copy of the Business Code of Ethics upon employment, and annually thereafter during the performance review discussion.

  b.
  Taking steps to ensure that employees are fully conversant with the Business Code of Ethics.

  c.
  Ensuring that the Business Code of Ethics forms part of Telkom's corporate orientation programme.

  d.
  Ensuring that all standards and procedures comply with the Business Code of Ethics and are communicated to all employees.

  e.
  Ensuring that all matters that cannot immediately be decided on are properly escalated to the appropriate level/division.

  f.
  Ensuring that each employee completes a Commitment Form and a Declaration of Interest Form (where applicable) and filing these forms together with the PEP contract in the employee's personal file, which should be retained by the Promoter.

  g.
  Creating and maintaining a Gift Register for your section.

  h.
  Ensuring that a record is kept of all Declaration of Interest forms received.

12.2 Responsibilities of all employees

        All employees must commit themselves to the following responsibilities:

  a.
  Familiarising themselves with the Business Code of Ethics according to which Telkom business should be conducted. Ignorance of any provision of the Business Code of Ethics will not be an excuse for non-compliance.

  b.
  Abiding by the behaviour embodied in the Business Code of Ethics.

  c.
  Keeping a copy of the document for personal reference.

  d.
  Reporting any changes in their declaration of interest status to their line managers. The onus is on the employee to complete a new Declaration of Interest form as and when any changes occur.

  e.
  Seeking advice and information from their line managers whenever necessary.

  f.
  Reporting violations or suspected violations of the Business Code of Ethics up through the chain of command.

13.   COMPLIANCE

  a.
  Violation of this policy may result in disciplinary action, up to and including dismissal.

14.   PROCESS

Macro process	Sub process	LM	LS	HR
Communicate the objectives of the Business Code of Ethics	Ensure that employees have a copy of the Business Code of Ethics	RA
	Employees must sign a commitment form of acceptance and understanding of the Business Code of Ethics at appointment and annually thereafter	RA
	Ensure that employees are conversant with the principles of the Business Code of Ethics	RA
	Abide by the standards embodied in the Business Code of Ethics	RA	RA	RA
	Report any violation of the Business Code of Ethics	RA	RA	RA
Declaration of interest	Newly recruited employees to sign Declaration of Interest form	RA
	Employees to sign Declaration of Interest form annually or when personal circumstances change	RA
Gift register	Maintain Gift Register	RA
	Employee to declare any Gifts or courtesies that were offered, irrespective of whether accepted or declined	RA	RA	RA
RACI:
R = Responsible, A = Accountable, C = Consult, I = Inform—HR = Human Resources, LS = Line Support, LM = Line Manager

QuickLinks

  EXHIBIT 11.1
TABLE OF CONTENTS
BUSINESS CODE OF ETHICS